EXHIBIT 99.1

Sidus Space and KSAT Join Forces to Enable End-to-End Mission Operations Solutions to Support LizzieSat(TM) Constellation of 100 Satellites

CAPE CANAVERAL, FL / ACCESSWIRE / December 21, 2021 / Sidus Space (NASDAQ:SIDU), a Space-as-a-Service satellite company has selected Kongsberg Satellite (KSAT), the world's largest provider of ground station services, to be the sole provider of ground station services for their LizzieSat™ satellite constellation. The Sidus constellation, slated to launch the first of a planned fleet of 100 satellites in late 2022, will consist of small satellites capable of hosting a variety of custom payloads for any customer mission and collecting space-based data for multiple industries.

Sidus Space delivers a complete solution for customers, including satellite design and build, integration of technologies, launch vehicle rideshares, and ground segment support leveraging an existing global network of ground stations. Unlike constellations planned or launched by companies such as OneWeb, SpaceX (Starlink) and Amazon (Project Kuiper), designed to provide broadband connectivity, the LizzieSat™ constellation will enable rapid delivery of high impact data for commercial and government customers.

KSAT's KSATlite ground network is designed and optimized for small satellite systems, providing streamlined access, through standardized API-driven interfaces, and scalable support that grows to meet mission needs.Through close collaboration, Sidus and KSAT now provides critical launch to operations ground segment support for LizzieSat™ customers. KSATlite has become the dominant SmallSat Ground Network solution, currently supporting more than 35 000 passes per month, including support for all leading SmallSat operators.

“We are incredibly pleased to announce our partnership with KSAT to support the LizzieSat™ constellation. Thanks to our integration with KSAT, a well-established and reliable ground station services provider, high-speed data transmission will dramatically reduce the delivery time of geolocation data to our customers by a factor of three. The services of KSATlite will significantly enhance collection and intelligent analysis by returning richer, more precise data down-to-Earth in much less time," said Carol Craig, CEO of Sidus Space.

“We are very happy about this agreement with Sidus Space, a company from the booming commercial aerospace community in Florida, and we look forward to supporting their LizzieSat™ constellation. With their future fleet of 100 smallsats they will be able to take advantage of the scalability and flexibility that the KSATlite network provides to meet the demands in an increasingly interconnected, cloud-based, and data-driven world," said Marte Indregard, CCO of KSAT.

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About Sidus Space

Sidus Space (NASDAQ:SIDU) located in Cape Canaveral, Florida, operates from a 35,000-square-foot manufacturing, assembly, integration, and testing facility. Sidus Space focuses on commercial satellite design, manufacture, launch, and data collection, with a mission of Bringing Space Down to Earth™ and a vision of enabling space flight heritage status for new technologies while delivering data and predictive analytics to domestic and global customers. Sidus Space makes it easy for any corporation, industry, or vertical to start their journey off-planet with our rapidly scalable, low-cost satellite services, space-based solutions, and testing alternatives. More than just a "Satellite-as-a-Service" provider, we become your trusted Mission Partner from concept to Low Earth Orbit and beyond.

Sidus is ISO 9001:2015, AS9100 Rev. D certified, and ITAR registered.

About KSAT

KSAT, Kongsberg Satellite Services, is the market leader in providing ground communication services for spacecraft and launch vehicles to the commercial and institutional space sector. Supporting more than of 70,000 satellite ground communication links a month, their extensive network of more than 200 antennas across the globe is constantly expanding. KSAT has developed and deployed a modern software-defined ground station architecture and is positioned to support any mission in LEO, MEO, GEO and HEO, as well as Lunar missions.

For investor and media inquiries, please contact:
James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

SOURCE: Sidus Space

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